Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2018 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…October 24, 2018… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•

Net sales of $79.8 million for the third quarter of 2018, compared to adjusted net sales(1) of $74.1 million for the third quarter of 2017 ($92.4 million originally reported which excludes $15.4 million for the comparative impact to revenue from new revenue recognition standards adopted in 2018 primarily related to the Baytown facility, that are not reflected in prior year financials, and $2.9 million from businesses sold in the second and third quarters of 2017).

•	Net loss of $26.1 million for the third quarter of 2018, compared to a loss of $17.1 million for the third quarter of 2017.

•

Adjusted EBITDA(1) of $8.7 million for the third quarter of 2018, compared to $3.5 million for third quarter of 2017 ($2.8 million originally reported excluding $1.1 million of turnaround expense and $0.4 million from businesses sold in 2017).

“We generated improved results relative to last year in our seasonally weakest third quarter,” stated Daniel Greenwell, LSB’s President and CEO. “Net sales and adjusted EBITDA increased as a result of stronger pricing across our agricultural and industrial products. Excluding the costs related to turnarounds performed at two of our facilities, third quarter adjusted EBITDA was $8.7 million, and if we account for the lost absorption and lost sales related to these turnarounds, our adjusted EBITDA would have been significantly higher versus the same period last year when we did not perform any turnaround activities.”

“All three of our facilities operated well during the period. Cherokee’s ammonia plant ran at a 97% on-stream rate for the quarter after completing a turnaround at the end of August. With the completion of these maintenance activities, Cherokee will not need to undergo another turnaround until the third quarter of 2021, which we expect to enhance our financial performance in the interim years. El Dorado also completed a turnaround during the third quarter, after which its ammonia plant operated at an 89% on-stream rate. This was below our target mid-90% operating rate for El Dorado as we elected to take the ammonia plant down for a few days after the turnaround was completed to upgrade an air compressor steam turbine rotor that we believe will enhance performance over the longer term. We are planning a short turnaround at El Dorado in 2019 and then will not undergo another turnaround until 2022. Lastly, Pryor’s ammonia plant ran at a 98% on-stream rate during the third quarter, which reflects the positive impacts of the leadership changes and reliability investments we’ve made coupled with the initial benefits of the maintenance management systems, procedures, and preventative maintenance programs we’ve been implementing.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Mr. Greenwell continued, “We recognized year-over-year pricing improvement for all of our major agricultural product categories during the third quarter, with net pricing per ton for agricultural ammonia, UAN, and HDAN rising 42%, 26%, and 15% respectively, reflecting a combination of factors including the continued absorption of domestic production capacity that came online in the middle of 2017 and reduced volumes of lower priced product entering the U.S. market from foreign producers, particularly China. We expect a continued trend towards stronger pricing relative to 2017 in the fourth quarter of 2018 and into the Spring of 2019. Selling prices for our industrial products also increased compared to the prior year’s third quarter reflecting a substantial year-over-year increase in the Tampa ammonia pricing along with healthy demand driven by the robust U.S. economy. Sales volumes and prices for our mining products were modestly lower this third quarter compared to the third quarter of 2017, however, we have seen a pickup in the fourth quarter of 2018 which we expect to persist for the remainder of the quarter.”

Mr. Greenwell concluded, “Looking forward to the fourth quarter, we anticipate continued higher overall pricing for the products we sell relative to 2017, and an average ammonia on-stream rate for all of our facilities of approximately 94%. As a result, we expect to generate adjusted EBITDA in the fourth quarter similar to the first quarter of 2018 which would be a significant increase as compared to the fourth quarter of last year. Looking out towards 2019, we believe it should be a year of substantial year-over-year performance improvement driven by ongoing investment in the reliability of our facilities as we continue to implement enhanced operating and maintenance processes and procedures at our facilities, coupled with stable market demand and pricing conditions.”

	Three Months Ended September 30,
	2018		2017
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Adjusted Net Sales(1)	Sector Mix	% Change
Agricultural	$36.0	45%	$31.2	42%	15%
Industrial	34.8	44%	32.0	43%	9%
Mining	9.0	11%	10.9	15%	(17)%

	$79.8		$74.1		8%

(1)

Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. However, if we had applied ASC 606 to these specific arrangements during the third quarter of 2017, net sales for these products would have been reduced by approximately $15.4 million as illustrated above. Additionally, adjusted net sales are adjusted to remove revenue associated with businesses sold in 2017. See Non – GAAP reconciliation section for more information.

Comparison of 2018 to 2017 periods:

•

Net sales of our agricultural products were up during the quarter relative to the prior year period driven predominantly by stronger pricing for agricultural ammonia, UAN, and HDAN. Additionally, strong cattle prices combined with much needed rainfall sparked higher HDAN volume as ranchers applied fertilizer to ensure enough forage for winter months. These increases were partially offset by the impact on sales volumes of turnarounds performed at our Cherokee and El Dorado facilities that were not performed in the third quarter of 2017. Additionally, sales volumes for UAN out of our Cherokee facility were higher in the third quarter of 2017, due to the timing of several delivered UAN barges at the end of September 2017.

•

Net sales of our industrial products increased due to higher selling prices for our industrial ammonia, which is indexed to Tampa pricing. This increase is primarily due to tighter ammonia supply resulting from a decline in volume of imports into the U.S. market combined with several competitor outages and scheduled turnarounds. Industrial pricing gains were slightly offset by lower industrial ammonia sales volumes resulting from a change in product mix as more ammonia was upgraded to HDAN compared to the same quarter of 2017.

•

Adjusted EBITDA, which includes an adjustment for costs related to the aforementioned turnaround activities, was higher compared to the prior year period primarily due to stronger product sales, partially offset by the impact of lost absorption from lower production and lost sales primarily related to the turnarounds.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
Product (tons sold)	2018	2017	% Change
Urea ammonium nitrate (UAN) (A)	83,898	114,670	(27)%
High density ammonium nitrate (HDAN)	51,944	34,721	50%
Ammonia	17,564	23,899	(27)%
Other	4,394	3,123	41%

	157,800	176,413	(11)%

(A)	UAN volume in the third quarter of 2018 reflects the impact of a 35-day turnaround at the Cherokee facility.

Average Selling Prices (price per ton) (B)
UAN	$156	$124	26%
HDAN	$234	$203	15%
Ammonia	$285	$201	42%

(B)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended September 30,
Product (tons sold)	2018	2017	% Change
Ammonia	61,308	67,040	(9)%
Nitric acid, excluding Baytown	21,388	21,319	0%
Other Industrial Products	6,721	7,403	(9)%

	89,417	95,762	(7)%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended September 30,
Product (tons sold)	2018	2017	% Change
LDAN/HDAN/AN solution	34,852	41,796	(17)%

Input Costs
Average natural gas cost/MMBtu	$2.65	$2.92	(9)%

Financial Position and Capital Expenditures

As of September 30, 2018, our total cash position was $42.7 million. Additionally, we had approximately $39.1 million of borrowing availability under our Working Capital Revolver. There were no borrowings under the Working Capital Revolver at September 30, 2018.

Total long-term debt, including the current portion, was $415.7 million at September 30, 2018 compared to $409.4 million at December 31, 2017. The aggregate liquidation value of the Series E Redeemable Preferred at September 30, 2018, inclusive of accrued dividends of $65.2 million, was $205.0 million.

Interest expense for the third quarter of 2018 was $11.0 million compared to $9.3 million for the same period in 2017. For the full year of 2018, we expect interest expense to be approximately $43.0 million.

Capital expenditures were approximately $11.8 million in the third quarter of 2018 and $27.2 million for the first nine months of 2018. For the full year of 2018, total capital expenditures, which are related to maintaining and enhancing safety and reliability at our facilities, are expected to be approximately $34 million.

Volume Outlook

The Company’s revised outlook for sales volumes for the fourth quarter of 2018 are as follows:

Products	Fourth Quarter 2018 Sales (tons)	Fourth Quarter 2017 Sales (tons)
Agriculture:
UAN	110,000 – 120,000	98,000
HDAN	40,000 – 50,000	49,000
Ammonia	25,000 – 35,000	20,000
Industrial, Mining and Other:
Ammonia	50,000 – 60,000	45,000
LDAN/HDAN and AN solution	35,000 – 45,000	43,000
Nitric Acid and Other Mixed Acids	25,000 – 35,000	25,000
Sulfuric Acid	30,000 – 40,000	33,000
DEF	4,000 – 6,000	4,000

Conference Call

LSB’s management will host a conference call covering the third quarter results on October 25, 2018 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman, and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2018; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2017 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Nine Months Ended September 30,

	September 30,			September 30,
	Three Months Ended			Nine Months Ended
	2018		2017	2018	2017
	(In Thousands, Except Per Share Amounts)
Net sales	$79,781		$92,390 (1)	$283,430	$338,587 (1)
Cost of sales	89,523		99,675 (1)	280,006	322,917 (1)

Gross profit (loss)	(9,742)		(7,285)	3,424	15,670
Selling, general and administrative expense	9,080		7,975	25,780	26,752
Other expense (income), net	(2,265)		103	(1,814)	2,258

Operating loss	(16,557)		(15,363)	(20,542)	(13,340)
Interest expense, net	11,009		9,291	32,008	27,941
Loss on extinguishment of debt	—		—	5,951	—
Non-operating other expense (income), net	944		(844)	(296)	(409)

Loss before provision (benefit) for income taxes	(28,510)		(23,810)	(58,205)	(40,872)
Provision (benefit) for income taxes	(2,426	) (2)	(6,698)	976 (2)	(10,741)

Net loss	(26,084)		(17,112)	(59,181)	(30,131)
Dividends on convertible preferred stocks	75		75	225	225
Dividends on Series E redeemable preferred stock	6,782		5,923	19,748	17,248
Accretion of Series E redeemable preferred stock	481		1,635	2,882	4,852

Net loss attributable to common stockholders	$(33,422)		$(24,745)	$(82,036)	$(52,456)

Basic and dilutive net loss per common share:	$(1.22)		$(0.91)	$(2.98)	$(1.93)

(1)

Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales and associated cost of sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. If we had applied ASC 606 to these specific arrangements during the third quarter and first nine months of 2017, net sales for these products would have been reduced by approximately $15.4 million and $48.7 million, respectively. ASC 606 had no net impact on operating income. See Non – GAAP reconciliation section for more information.

(2)

During the second quarter of 2018, we established a valuation allowance on a portion of our federal deferred tax assets (resulting in an income tax provision) since we currently believe that it is more-likely-than not that a portion of our federal deferred tax assets will not be able to be utilized.

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$42,746	$33,619
Accounts receivable, net	58,298	59,570
Inventories:
Finished goods	16,447	20,415
Raw materials	1,488	1,441

Total inventories	17,935	21,856
Supplies, prepaid items and other:
Prepaid insurance	1,657	10,535
Supplies	27,738	27,729
Other	9,643	10,431

Total supplies, prepaid items and other	39,038	48,695

Total current assets	158,017	163,740
Property, plant and equipment, net	980,625	1,014,038
Intangible and other assets, net	8,952	11,404

	$1,147,594	$1,189,182

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2018	December 31, 2017
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,647	$55,992
Short-term financing	324	8,585
Accrued and other liabilities	53,796	35,573
Current portion of long-term debt	12,698	9,146

Total current liabilities	122,465	109,296
Long-term debt, net	402,975	400,253
Noncurrent accrued and other liabilities	11,247	11,691
Deferred income taxes	55,802	54,787
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $204,979,000 ($185,231,000 at December 31, 2017)	194,584	174,959
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	198,103	193,956
Retained earnings	174,403	256,214

	378,634	456,298
Less treasury stock, at cost:
Common stock, 2,662,244 shares (2,662,027 shares at December 31, 2017)	18,113	18,102

Total stockholders’ equity	360,521	438,196

	$1,147,594	$1,189,182

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Millions)
Net loss	$(26.1)	$(17.1)	$(59.2)	$(30.1)
Plus:
Interest expense	11.0	9.3	32.0	28.0
Loss on extinguishment of debt	—	—	6.0	—
Depreciation, depletion and amortization	17.4	16.8	55.3	51.9
Provision (benefit) for income taxes	(2.4)	(6.7)	1.0	(10.8)

EBITDA	$(0.1)	$2.3	$35.1	$39.0

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with our 2018 reliability and purchasing initiatives. For comparative purposes, 2017 is also adjusted to remove the impact of businesses sold during 2017. We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance for comparative 2017 has also been adjusted to remove the impact of Turnaround maintenance costs. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

	Three Months Ended September 30,		Nine Months Ended September 30,
LSB Consolidated	2018	2017	2018	2017
	(In Millions)
EBITDA	$(0.1)	$2.3	$35.1	$39.0
Stock-based compensation	1.3	1.2	4.3	4.0
Derecognition of death benefit accrual	—	—	—	(1.4)
Loss (gain) on sale of a business and other property and equipment	(2.4)	—	(1.9)	4.3
Fair market value adjustment on preferred stock embedded derivatives	1.1	(0.7)	0.1	(0.1)
Consulting costs associated with reliability and purchasing initiatives	0.8	—	2.5	—

Adjusted EBITDA	$0.8	$2.8	$40.0	$45.8
EBITDA from businesses sold	—	(0.4)	—	(2.6)

Adjusted EBITDA excluding businesses sold in 2017	$0.8	$2.4	$40.0	$43.2

Turnaround costs	7.9	1.1	9.7	1.2

Adjusted EBITDA excluding Turnaround costs	$8.7	$3.5	$49.7	$44.5

Net Sales Reconciliation

Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. As a result, we are presenting Adjusted Net Sales to show the impact of applying ASC 606 to certain arrangements for the first quarter of 2017 consistent with accounting treatment used for the same period in 2018. ASC had no net impact on operating income. Additionally, net sales are adjusted to remove revenue associated with businesses sold in 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Millions)
Net sales
Agricultural	$36.0	$31.2	$146.3	$151.7
Industrial	34.8	47.4	105.7	149.5
Mining	9.0	10.9	31.4	28.8
Other	—	2.9	—	8.6

Total net sales	$79.8	$92.4	$283.4	$338.6

Impact of ASC 606 – Industrial	—	(15.4)	—	(48.7)
Revenue from businesses sold in 2017	—	(2.9)	—	(8.6)

Total adjusted net sales	$79.8	$74.1	$283.4	$281.3

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Millions)
Agricultural sales	$36.0	$31.2	$146.3	$151.7
Less freight:	2.6	2.6	10.4	12.5

Net sales	$33.4	$28.6	$135.9	$139.2